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                                                                      EXHIBIT 11

                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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
                                                 FOR THE THREE MONTHS         FOR THE SIX MONTHS
                                                         ENDED                       ENDED
                                                       JUNE 30,                    JUNE 30,
                                                -----------------------     -----------------------
                                                  1996          1995          1996          1995
                                                ---------     ---------     ---------     ---------
                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
NET INCOME....................................  $   1,207                   $   2,126
                                                 ========                    ========
EARNINGS PER SHARE:
Weighted average shares outstanding...........  9,242,500                   8,951,488
                                                 ========                    ========
NET INCOME PER SHARE..........................  $    0.13                   $    0.24
                                                 ========                    ========
PRO FORMA NET INCOME..........................                $     461                   $   1,158
                                                               ========                    ========
PRO FORMA EARNINGS PER SHARE:
Actual weighted average shares outstanding....                6,938,981                   6,938,981
Pro forma weighted average shares assuming the
  occurrence of the events pursuant to the
  initial public offering and the issuance of
  sufficient shares at net proceeds of $16.18
  per share to repay the $5.5 million debt
  incurred by the Company in making the final
  S corporation distribution..................                  339,961                     339,961
                                                              ---------                   ---------
TOTAL.........................................                7,278,942                   7,278,942
                                                               ========                    ========
PRO FORMA NET INCOME PER SHARE................                $    0.06                   $    0.16
                                                               ========                    ========
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